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                                                                      Exhibit 12

                           Lockheed Martin Corporation
                Computation of Ratio of Earnings to Fixed Charges
                  For the Nine Months Ended September 30, 2002
                           (In millions, except ratio)

Earnings
Earnings from continuing operations before income taxes               $  1,136
Interest expense                                                           443
Losses and undistributed earnings of 50% and less than 50%
     owned companies, net                                                  (21)
Portion of rents representative of an interest factor                       29
Amortization of debt premium and discount, net                               2
                                                                      --------

Adjusted earnings from continuing operations before income taxes      $  1,589
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Fixed Charges
Interest expense                                                      $    443
Portion of rents representative of an interest factor                       29
Amortization of debt premium and discount, net                               2
Capitalized interest                                                        --
                                                                      --------

Total fixed charges                                                   $    474
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Ratio of Earnings to Fixed Charges                                         3.4
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